Exhibit 99.1 Press release dated July 28, 2005

Hyperdynamics Files Form 8K

HOUSTON, Thursday, July 28, 2005 -- Hyperdynamics Corporation (Amex:HDY) today announced that it has filed form 8K with the Securities and Exchange Commission regarding “ITEM 8.01 Other Events” to be disclosed regarding operations of its wholly owned subsidiary, SCS Corporation (SCS).

While SCS was in the process of commencing its drilling program offshore West Africa, it was shocked to receive a letter from USOil Corporation regarding cancellation of the 2002 Royalty and Production Sharing Agreement (the “PSA”) between USOil and the Republic of Guinea. The PSA is the contract that SCS has adhered to and complied with in dealing with the Republic of Guinea. The letter from USOil was a result of their receipt of a termination letter from the Government of Guinea.

It is the Company’s position that the Government’s termination letter to USOil is not effective and the PSA is still in full force and effect because no notices were given of any alleged default or the opportunity to cure same within three (3) months from the date of such notification, as required by the provisions of the PSA.

We are working diligently to reach an amicable resolution. Failing such a resolution, we would be left with no choice but to exercise our rights to pursue arbitration. The PSA specifically provides for binding arbitration in London (England) failing the parties’ effort to amicably resolve their issues after three (3) months from date of notice of any dispute; including a dispute regarding whether any grounds for termination exist to justify a termination pronounced by the Government.

Management responded with the following statement:

“We were confounded to hear of a termination letter in response to our request to drill four wells. Over the last three years, with complete support of the Guinea Government, we have spent millions of dollars and have complied with the requirements of the PSA. We feel our work has elevated offshore Guinea from an unknown, unexplored frontier, to a world class prospect.

Safe Harbor Statement: Statements contained herein that are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, detailed in the company's filings with the SEC.

SOURCE: Hyperdynamics Corporation

CONTACT:
Hyperdynamics, Houston
Kent Watts, 713-353-9400
kent@hypd.com
or
Stock Enterprises (Investor Relations)
Jim Stock, 702-274-5400